Exhibit 10.136
AMENDMENT NO. 1
TO
SYNCHRONY FINANCIAL
2024 LONG-TERM INCENTIVE PLAN

WHEREAS, Synchrony Financial (the “Company”) has heretofore adopted the Synchrony Financial 2024 Long-Term Incentive Plan (the “Plan”) which was approved by stockholders effective June 11, 2024 at the Company’s 2024 Annual Meeting of Stockholders; and
WHEREAS, the Company wishes to amend the Plan to permit the issuance of fractional shares thereunder;
NOW, THEREFORE, the Plan shall be amended, effective as of the date first written below, as follows:
1.The last sentence of Section 4(b)(i) of the Plan is hereby amended in its entirety to read as follows:
Provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Sections 422(b)(1) of the Code or any successor provision thereto and, with respect to Awards of Stock Appreciation Rights and Options, such adjustment shall be in accordance with Section 409A of the Code without an increase in the aggregate purchase price.
2.Section 9(d) of the Plan is hereby amended in its entirety to read as follows:
(d) WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Company shall withhold Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an Option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (E) in any other permissible payment method set forth in the Award Agreement, or (F) a combination of the foregoing, in each case to the extent set forth in the Award Agreement relating to the Award. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules).
3.Section 9(j) of the Plan is hereby amended in its entirety to read as follows:
(j) RESERVED.
4.Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.
* * * * *

IN WITNESS WHEREOF, the undersigned, acting pursuant to authority granted to him by the Management Development and Compensation Committee of the Board of Directors of the Company, has executed this instrument on this 22 day of December, 2025.

SYNCHRONY FINANCIAL

By:	/s/ Aaron Brown
Name:	Aaron Brown
Title:	Senior Vice President, Total Rewards